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TABLE OF CONTENTS
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Message to Shareholders....................................................    1
Selected Consolidated Financial Data.......................................    2
Management's Discussion and Analysis.......................................    3
Independent Auditor's Report...............................................   16
Consolidated Statement of Financial Condition..............................   17
Consolidated Statement of Income...........................................   18
Consolidated Statement of Changes in Shareholders' Equity..................   19
Consolidated Statement of Cash Flows.......................................   20
Notes to Consolidated Financial Statements.................................   22
Directors and Officers.....................................................   42
Shareholder Information....................................................   44


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DESCRIPTION OF BUSINESS
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Marion Capital Holdings, Inc. ("MCHI"), an Indiana corporation, became a unitary savings and loan holding company upon the conversion of First Federal Savings Bank of Marion ("First Federal" and, together with MCHI, the "Company") from a federally chartered mutual savings bank to a federally chartered stock savings bank in March, 1993. The Company conducts business from a single office in Marion, Grant County, Indiana, and First Federal has a branch office in Decatur, Indiana. In addition, First Federal anticipates the opening of a branch inside the Wal-Mart Supercenter in Marion and also expects a branch acquisition in Gas City, Grant County, Indiana to be completed during fiscal year end June 30, 1998. First Federal is and historically has been among the top real estate mortgage lenders in Grant County and is the largest independent financial institution headquartered in Grant County. First Federal offers a variety of lending, deposit and other financial services to its retail and commercial customers. MCHI has no other business activity than being the holding company for First Federal, except that during the year ended June 30, 1997, MCHI extended a $2.5 million loan to a non-related bank holding company. MCHI is the sole shareholder of First Federal.

To Our Shareholders

On June 30, 1997, Marion Capital Holdings, Inc. ended its fourth full year of operations as a unitary savings and loan holding company. The Company began operations on March 18, 1993 when First Federal - Marion converted to a federal stock savings bank. First Federal completed its 61st year on July 20, 1997.

Our net income for the year ended June 30, 1997 was $2,440,000, a decrease of $41,000 or 1.7% compared to the results for the year ended June 30, 1996. The decrease in earnings is attributable to the signing of the Omnibus
Appropriations Bill on September 30, 1996, that imposed a special FDIC assessment for all SAIF-insured deposits. This assessment amounted to $777,000 and is included in other expense for the twelve months ended June 30, 1997. The after-tax effect on net income was $469,000. Since January 1, 1997, and in future periods, the Company will benefit from a reduction in FDIC premiums which should have a positive effect on future earnings. Earnings per share for the year ended June 30, 1997, was $1.30, an increase of 6.6% over 1996. In June 1997, the Board of Directors increased the quarterly dividend to $.22 per share from $.20 per share. Net interest income increased in the past year to $7,026,000 from $6,887,000, an increase of 2.0%. The interest rate spread increased to 3.21% for the year ended June 30, 1997, from 3.01% for the year ended June 30, 1996.

Shareholders' equity was $39,066,000 on June 30, 1997, a decrease of $2,445,000 due to the Company's continual repurchase of its common stock in the open market. During the past year Marion Capital retired 188,887 shares at an average cost of $21.17. Book value has now increased to $22.09 per share at June 30, 1997 from $21.47 per share on June 30, 1996.

Loans remained strong for this past year, increasing to over $148,000,000 from $143,000,000 or 3.4%. This was the major reason for the net yield on weighted average interest-earning assets increasing to 4.29% from 4.17% even though the yield on mortgage loans decreased from 8.78% for the year ended June 30, 1996 to 8.62% for the year ended June 30, 1997. In June 1997, Marion Capital lost a true friend of this organization, Robert D. Burchard. Bob passed away on June 26. He had been Chairman of the Board since August, 1996 and had served First Federal since 1959. His financial wisdom will be difficult to replace. He is missed by his family, friends and business associates. He was a friend to the undersigned for 50 years. All of us are deeply saddened by his passing.

On July 21, 1997 Jon R. Marler was appointed a director to fill the unexpired term of Robert D. Burchard. Mr. Marler, 47 years of age, is currently Sr. Vice President of Ralph M. Williams & Associates of Marion, Indiana. He is a lifetime resident of the Marion area and brings a broad business background to our organization. Also, during July, 1997 the undersigned, John M. Dalton, was elected Chairman of the Board.

Looking to the future, we are very enthusiastic with our opportunities. In the spring of 1997 we asked for and received permission to establish a full-time sales office in the new Wal-Mart Supercenter in Marion. We were selected over other financial institutions, and we will be the first full-service, seven days per week, bank in Grant County, Indiana. We could not build a branch anywhere with this kind of foot traffic. This sales office should be open in October, 1997. In addition, we will be acquiring the branch office of NBD Bank in Gas City, Indiana, which is our second largest customer area. It is a natural expansion of our franchise. We will be receiving approximately $10 million in deposits and a ten year old facility. This is a strategic location to better serve our communities.

We appreciate the continued support and confidence of our customers and shareholders as we proceed into the future. Remember, this is your Bank so be sure to use it for all your personal and business needs and recommend it to your friends and neighbors.



                                               /s/ John Dalton
                                               President & Chairman of the Board

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

     The following selected consolidated financial data of MCHl and its subsidiaries is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.

                                                                                AT JUNE 30,
                                                        -------------------------------------------------------------
                                                          1997         1996        1995          1994           1993
                                                        --------     --------    --------      --------      --------
                                                                              (In Thousands)
Summary of Financial Condition:
Total assets.........................................   $173,304     $177,767    $172,711      $170,799      $173,861
Loans, net...........................................    148,031      143,165     136,323       127,092       133,000
Cash and investment securities.......................     11,468       21,578      23,743        30,863        27,531
Real estate limited partnerships.....................      1,449        1,624       1,527         1,422         1,363
Deposits.............................................    121,770      126,260     120,613       120,965       121,944
Advances from FHLB of Indianapolis...................      8,229        6,241       6,963         3,200         3,075
Shareholders' equity.................................     39,066       41,511      41,864        44,331        46,773


                                                                            YEAR ENDED JUNE 30,
                                                        -------------------------------------------------------------
                                                          1997         1996        1995          1994           1993
                                                        --------     --------    --------      --------      --------
                                                                              (In Thousands)
Summary of Operating Results:
Interest income......................................    $13,733      $13,740   $  12,786     $  12,391     $  12,885
Interest expense.....................................      6,707        6,853       5,922         5,872         6,936
                                                       ---------    ---------  ----------    ----------    ----------
   Net interest income...............................      7,026        6,887       6,864         6,519         5,949
Provision for losses on loans........................         58           34          68            65           367
   Net interest income after
     provision for losses on loans...................      6,968        6,853       6,796         6,454         5,582
                                                       ---------    ---------  ----------    ----------    ----------
Other income:
   Net loan servicing fees...........................         86           81          69            62            51
   Annuity and other commissions.....................        153          147         144           211           194
   Other income......................................        181           95          76            83            91
   Equity in losses of limited partnerships..........       (305)        (193)       (185)         (236)         (190)
   Gains (losses) on sale of investments ............         --           --          --            15           (16)
   Life insurance income and death benefits..........        808          117         108            21           205
                                                       ---------    ---------  ----------    ----------    ----------
   Total other income................................        923          247         213           155           335
                                                       ---------    ---------  ----------    ----------    ----------
Other expense:
   Salaries and employee benefits....................      2,881        2,413       2,447         1,991         1,779
   Other.............................................      2,170        1,293       1,216         1,634         1,470
                                                       ---------    ---------  ----------    ----------    ----------
     Total other expense.............................      5,051        3,706       3,663         3,625         3,249
                                                       ---------    ---------  ----------    ----------    ----------
Income before income tax and accounting
   method changes....................................      2,840        3,394       3,346         2,984         2,668
Income tax expense...................................        400          913         916           715           578
Accounting method changes............................         --           --          --            --            98
                                                       ---------    ---------  ----------    ----------    ----------
   Net Income........................................  $   2,440    $   2,481  $    2,430    $    2,269    $    1,992
                                                       =========    =========  ==========    ==========    ==========
Supplemental Data:
Book value per common share at end of year...........  $   22.09    $   21.47   $    21.08   $    20.20    $    19.37
Return on assets (1).................................       1.40%        1.41%        1.41%        1.29%          1.19%
Return on equity (2).................................       6.09         5.86         5.58         5.00           6.45
Interest rate spread (3).............................       3.21         3.01         3.20         2.96           3.08
Net yield on interest earning assets (4).............       4.29         4.17         4.28         3.97           3.82
Operating expenses to average assets (5).............       2.89         2.11         2.12         2.05           1.95
Net interest income to operating expenses (6)........       1.39x        1.86x        1.87x        1.80x          1.83x
Equity-to-assets at end of year (7)..................      22.54        23.35        24.24        25.96          26.90
Average equity to average total assets...............      22.89        24.09        25.27        25.72          18.52
Average interest-earning assets to average
   interest-bearing liabilities......................     126.34       127.93       129.08       128.37         116.65
Non-performing assets to total assets................        .81         1.07         1.13         3.20           4.10
Non-performing loans to total loans..................        .94         1.18         1.27         3.59           3.95
Loan loss reserve to total loans.....................       1.35         1.38         1.45         1.59           1.52
Loan loss reserve to non-performing loans............     143.98       117.07       114.87        44.21          38.44
Net charge-offs to average loans.....................        .02          .03          .08          .05            .46
Number of full service offices.......................       2            2            2            2              2

(1)  Net income divided by average total assets.

(2)  Net income divided by average total equity.

(3) Interest rate spread is calculated by subtracting combincd weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.

(4)  Net interest income divided by average interest-earnings assets.

(5)  Other expense divided by average total assets.

(6)  Net interest income divided by other expense.

(7)  Total equity divided by assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The principal business of thrift institutions, including First Federal, has historically consisted of attracting deposits from the general public and making loans secured by residential and commercial real estate. First Federal and all other savings associations are significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities include deposits, payments on loans, proceeds from sale of loans, borrowings, and funds provided from operations. The Company's earnings are primarily dependent upon net interest income, the difference between interest income and interest expense.

     Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and rates paid on such deposits and borrowings. The Company's earnings are also affected by provisions for loan and real estate losses, service charges, income from subsidiary activities, operating expenses and income taxes.

Asset/Liability Management

     First Federal, like other savings associations, is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice at different rates than its interest-earning assets. Although having liabilities that mature or reprice less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

     Since the early 1980's, First Federal's asset/liability management strategy has been directed toward reducing its exposure to a rise in interest rates. At June 30, 1997, First Federal's cumulative One-Year Gap, based on total assets, was a positive 8.22% and has been positive at the end of each quarter since September 30, 1988. A positive interest rate gap can be expected to have a favorable effect on the Company's earnings in periods of rising interest rates because during such periods interest income earned on assets will generally increase more rapidly than the interest expense paid on liabilities. Conversely, in a falling interest rate environment, the interest earned on assets will generally decline more rapidly than the total expense paid on liabilities. A negative interest rate gap will have the opposite effects. First Federal protects against problems arising in a falling interest rate environment by requiring interest rate minimums on its residential and commercial real estate adjustable-rate mortgages ("ARMs") and against problems arising in a rising interest rate environment by having in excess of 89% of its mortgage loans with adjustable rate features. Due to the interest rate minimums, the Company has not experienced a significant decline in net interest yield in recent periods of declining interest rates. First Federal's management believes that the interest rate gap measurement does not accurately depict its interest sensitivity due to its success in utilizing interest rate minimums. As noted in the table on the following page, $67.2 million, or 42.8%, of the Company's interest-earning assets reprice or mature in the 12 months ending June 30, 1998, which could have a significant impact on future yields and net interest margin. First Federal includes interest rate minimums on almost all loans originated, and management believes that these minimums, which establish floors below which the loan interest rate cannot decline, will continue to reduce its interest rate vulnerability in a declining interest rate environment. For the loans which do not adjust because of the interest rate minimums, there is an increased risk of prepayment. In periods of rising interest rates, the impact on the Company's yields and net interest margin should be favorable because interest income earned on its assets will generally increase more rapidly than interest paid on its liabilities.

     Loan prepayments increased in the year ended June 30, 1997, compared to the prior fiscal year. Although less than 11% of the Company's residential mortgage portfolio consists of fixed-rate loans, prepayments could have an impact on yields and net interest margins in periods of falling interest rates. The net yield on loans for the year ended June 30, 1997, was 8.62%, a decrease from 8.78% for the the year ended June 30, 1996. While loan yields decreased during these periods, the net interest margin increased to 4.29% for the year ended June 30, 1997, from 4.17% in the prior fiscal year. First Federal believes its asset/liability strategy of maintaining over 89% of the Company's residential portfolio in ARMs and requiring interest rate minimums on these loans will continue to protect net interest margins.

     The Company's mortgage-backed security portfolio is subject to prepayments, and for those mortgage-backed securities with variable interest rates, to changing yields. These prepayments have increased in recent years as the underlying mortgages have been refinanced at lower interest rates, and interest rate changes on adjustable-rate mortgage-backed securities could have an effect on First Federal's asset/liability management strategy. Since the Company's mortgage-backed security portfolio only represents .14% of the Company's total assets at June 30, 1997, management believes that such impact would be insignificant.

     The following table illustrates the projected maturities and the repricing of the major asset and liability categories of First Federal as of June 30, 1997. Maturity and repricing dates have been projected by applying the assumptions set forth below to contractual maturity and repricing dates. Classifications of such items in the table below are different from those presented in other schedules and financial statements included herein and do not reflect non-performing loans.


                                                                     At June 30, 1997
                                                                 Maturing or Repricing Within
                                        ----------------------------------------------------------------------------------------
                                                          6 Months
                                         0 to 3   3 to 6     to       1 to 3     3 to 5    5 to 10   10 to 20    Over 20
                                         Months   Months   1 Year      Years      Years     Years      Years      Years    Total
                                         ------   ------   ------      -----      -----     -----      -----      -----    -----
                                                                     (Dollars in Thousands)
Assets:
     Adjustable-rate mortgages         $14,461   $18,189    $26,000    $22,725    $40,927   $ 3,377   $    202   $ 126    $126,007
     Fixed-rate mortgages                  703       390      1,183      3,521      2,626     4,097      2,311     196      15,027
     Nonmortgage loans                   2,237       790        625        570        461     2,566         75     ---       7,324
     Nonmortgage investments             1,340       ---      1,100      3,000      3,129       ---        ---     ---       8,569
     Mortgage investments                   54        48         81         70        (24)      (18)        (6)    ---         205
     Off balance sheet assets (1)       (4,577)      152      4,425        ---        ---       ---        ---     ---         ---
     Unamortized yield
         adjustments                        (6)       (6)       (12)       (49)       (24)      (58)      (102)     (2)       (259)
                                       -------   -------    ------- ----------    -------   -------    -------    -----    -------
       Total interest-earning
         assets                         14,212    19,563     33,402     29,837     47,095     9,964      2,480     320     156,873
                                       -------   -------    ------- ----------    -------   -------    -------    -----    -------
Interest-bearing liabilities
     Fixed maturity deposits            14,471    12,038     10,582     37,923      8,839     1,004        ---     ---      84,857
     Other deposits                      4,320     3,447      5,158      9,556      4,375     5,553      3,546     975      36,930
     FHLB advances                       3,000       196          5      1,671      2,890        40        427     ---       8,229
                                       -------   -------    ------- ----------    -------   -------    -------    -----    -------
       Total interest-bearing
         liabilities                    21,791    15,681     15,745     49,150     16,104     6,597      3,973     975     130,016
                                       -------   -------    ------- ----------    -------   -------    -------    -----    -------
Excess (deficiency) of
     interest-earning assets over
     interest-bearing liabilities      $(7,579)  $ 3,882    $17,657 $  (19,313)   $30,991   $ 3,367    $(1,493)   $(655)   $26,857
                                       =======   =======    ======= ==========    =======   =======    =======    =====    =======

Cumulative excess (deficiency)
     of interest-earning assets over
     interest-bearing liabilities      $(7,579)  $(3,697)   $13,960    $(5,353)   $25,638   $29,005    $27,512    $26,857  $26,857

Cumulative interest rate gap             (4.46)%   (2.18)%    8.22%     (3.15)%    15.09%    17.07%     16.19%     15.81%    15.81%


(1)  Includes loan commitments and loans in process.

     In preparing the table above it has been assumed, in assessing the interest rate sensitivity of savings institutions, that (i) adjustable-rate first mortgage loans will prepay at the rate of 12% per year; (ii) fixed-rate first mortgage loans will prepay at the rate of 10% per maturity classification, and
(iii) nonmortgage loans and investments will not prepay.

     In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity, and that other deposits are withdrawn or repriced as follows:

                              0 to 3     3 to 6    6 months    1 to 3     3 to 5     5 to 10   10 to 20    Over 20
Type                          months     months    to 1 year    years      years      years      years      years
                              -----------------------------------------------------------------------------------
Passbook (1).................   4.55%      4.34%      8.11%     25.82%     16.83%     21.37%     14.78%      4.20%
Money market
   accounts (1)..............  32.31      21.87      24.82      11.00       5.24       4.01        .72        .03
Interest-bearing
   transaction
   accounts..................  10.91       9.72      16.37      33.87       9.06      12.16       6.68       1.22
Noninterest-bearing
   transaction
   accounts..................   2.60       2.53       4.87      17.10      13.85      24.18      22.71      12.16

(1) Based on actual industry and historical experience, management has determined that these deposit rates and balances respond slowly to changes in market rates and that balances tend to remain with First Federal even when market rates rise above deposit rates.

     In evaluating the Company's exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In particular, most of First Federal's ARMs and adjustable-rate loans have interest rate minimums of 6.00% for residential loans and 7.0% for commercial real estate loans. Currently, originations of residential ARMs have interest rate minimums of 6.00%. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase although First Federal does underwrite these mortgages at approximately 4.0% above the origination rate. The Company considers all of these factors in monitoring its exposure to interest rate risk.

Average Balances and Interest

     The following table presents for the periods indicated the monthly average balances of each category of the Company's interest-earning assets and interest-bearing liabilities, the interest earned or paid on such amounts, and the average yields earned and rates paid. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.


                                                                            Year Ended June 30,
                                       ---------------------------------------------------------------------------------------------
                                                   1997                          1996                              1995
                                       -----------------------------  -------------------------------  -----------------------------
                                       Average               Average  Average               Average     Average            Average
                                       Balance   Interest  Yield/Cost Balance   Interest   Yield/Cost   Balance  Interest Yield/Cost
                                       -------   --------  ---------- -------   --------   ----------   -------  -------- ----------
                                                                           (Dollars in Thousands)
Assets:
Interest-earning assets:
     Interest-earning deposits........ $   3,937  $    264     6.71%   $   4,972 $     334      6.72%   $    2,531  $   159    6.28%
     Investment securities............     9,517       528     5.55       17,306       877      5.07        22,674    1,111    4.90
     Loans (1)    ....................   149,170    12,862     8.62      141,946    12,456      8.78       134,428   11,451    8.52
     Stock in FHLB of Indianapolis....     1,002        79     7.88          927        73      7.87           909       65    7.15
                                        --------    ------              --------    ------                --------   ------
        Total interest-earning assets.   163,626    13,733     8.39      165,151    13,740      8.32       160,542   12,786    7.96
Non-interest earning assets...........    11,153        --                10,762        --                  11,873       --
                                        --------    ------              --------    ------                --------   ------
       Total assets...................  $174,779    13,733              $175,913    13,740                $172,415   12,786
                                        ========    ======              ========    ======                ========   ======
Liabilities and shareholders' equity:
Interest-bearing liabilities:
     Savings accounts.................  $ 16,681       483     2.90      $18,127       588      3.24    $  22,582       726    3.21%
     NOW and money market accounts....    19,817       657     3.32       18,718       667      3.56       18,332       593    3.23
     Certificates of deposit..........    85,636     5,104     5.96       84,650     5,089      6.01       77,884     4,221    5.42
                                        --------    ------              --------    ------                --------   ------
        Total deposits................   122,134     6,244     5.11      121,495     6,344      5.22      118,798     5,540    4.66
     FHLB borrowings..................     7,382       463     6.27        6,694       457      6.83        5,574       382    6.85
     Other borrowings.................        --        --                   901        52      5.77
                                        --------    ------              --------    ------                --------   ------
       Total interest-bearing
          liabilities.................   129,516     6,707     5.18      129,090     6,853      5.31      124,372     5,922    4.76
Other liabilities ....................     5,259        --                 4,451        --                  4,469
                                        --------    ------              --------    ------                --------   ------
       Total liabilities..............   134,775        --               133,541        --                128,841
Shareholders' equity..................    40,004        --                42,372        --                 43,574
                                        --------    ------              --------    ------                --------   ------
       Total liabilities and
         shareholders' equity.........  $174,779     6,707              $172,913     6,853               $172,415     5,922
                                        ========    ------              ========    ------                ========   ------
Net interest-earning assets...........  $ 34,110                       $  36,061                         $ 36,170
Net interest income...................              $7,026                        $  6,887               $  6,864
                                                    ======                        ========               ========
Interest rate spread (2)..............                         3.21                             3.01                           3.20
Net yield on weighted average
     interest-earning assets (3)......                         4.29                             4.17                           4.28
Average interest-earning assets
     to average
     interest-bearing liabilities.....    126.34%                          127.93%                         129.08%
                                          ======                           ======                          ======


(1)      Average balances include non-accrual loans.

(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Spread."

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

Interest Rate Spread

     The following table sets forth the weighted average effective interest rate earned by the Company on its loan and investment portfolios, the weighted average effective cost of the Company's deposits, the interest rate spread of the Company, and the net yield on weighted average interest-earning assets for the period and as of the date shown. Average balances are based on month-end average balances.


                                                                                  Year Ended June 30,
                                                         At              ---------------------------------------
                                                    June 30, 1997         1997             1996             1995
                                                    -------------        ------            ----            -----
Weighted average interest rate earned on:
     Interest-earning deposits.................           5.95%            6.71%           6.72%            6.28%
     Investment securities.....................           5.94             5.55            5.07             4.90
     Loans (1)    .............................           8.49             8.62            8.78             8.52
     Stock in FHLB of Indianapolis.............           7.81             7.88            7.87             7.15
         Total interest-earning assets.........           8.34             8.39            8.32             7.96

Weighted average interest rate cost of:
     Savings accounts..........................           2.75             2.90            3.24             3.21
     NOW and money market accounts.............           3.19             3.32            3.56             3.2
     Certificates of deposit...................           6.00             5.96            6.01             5.42
     FHLB borrowings...........................           6.14             6.27            6.83             6.85
     Other borrowings..........................            ---              ---            5.77              ---

         Total interest-bearing liabilities....           5.16             5.18            5.31             4.76

Interest rate spread (2).......................           3.18             3.21            3.01             3.20
Net yield on weighted average
     interest-earning assets (3)...............            ---             4.29            4.17             4.28

(1)    Average balances include non-accrual loans.

(2) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since MCHI's interest-earning assets exceeded its interest-bearing liabilities for each of the three years shown above, a positive interest rate spread resulted in net interest income.

(3) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at June 30, 1997, because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                   Increase (Decrease) in Net Interest Income

                                                            Total
                                                             Net             Due to           Due to
                                                           Change             Rate            Volume
                                                         ---------         ---------       -------------
                                                                         (In Thousands)
Year ended June 30, 1997
compared to year
ended June 30, 1996
     Interest-earning assets:
         Interest-earning deposits...................    $   (70)          $    (1)         $   (69)
         Investment securities.......................       (349)               77             (426)
         Loans.......................................        406              (220)             626
         Stock in FHLB of Indianapolis...............          6               ---                6
                                                          ------            ------            -----
           Total.....................................         (7)             (144)             137
                                                          ------            ------            -----
     Interest-bearing liabilities:
         Savings accounts............................       (105)              (60)             (45)
         NOW and money market accounts...............        (10)              (48)              38
         Certificates of deposit.....................         15               (44)              59
         FHLB advances...............................          6               (39)              45
         Other borrowings............................        (52)              ---              (52)
                                                          ------            ------            -----
           Total.....................................       (146)             (191)              45
                                                          ------            ------            -----
     Change in net interest income...................     $  139            $   47            $  92
                                                          ======            ======            =====

Year ended June 30, 1996
compared to year
ended June 30, 1995
     Interest-earning assets:
         Interest-earning deposits...................   $    175           $    12            $ 163
         Investment securities.......................       (234)               37             (271)
         Loans.......................................      1,005               352              653
         Stock in FHLB of Indianapolis...............          8                 7                1
                                                          ------            ------            -----
           Total.....................................        954               408              546
                                                          ------            ------            -----
     Interest-bearing liabilities:
         Savings accounts............................       (138)                6             (144)
         NOW and money market accounts...............         74                61               13
         Certificates of deposit.....................        868               484              384
         FHLB advances...............................         75                (1)              76
         Other borrowings............................         52               ---               52
                                                          ------            ------            -----
           Total.....................................        931               550              381
                                                          ------            ------            -----
     Change in net interest income...................    $    23             $(142)           $ 165
                                                          ======            ======            =====


Changes in Financial Position and Results of Operations - Year Ended June 30, 1997, Compared to Year Ended June 30, 1996:

     General. MCHI's total assets were $173.3 million at June 30, 1997, a decrease of $4.5 million or 2.5% from June 30, 1996. During 1997, average interest-earnings assets decreased $1.5 million, or .9%, while average interest-bearing liabilities increased $.4 million, or .3%, compared to June 30, 1996. Cash and cash equivalents and investment securities decreased $10.1 million, or 46.9%, primarily as a result of their use in funding increased loan originations. Net loans increased $4.9 million, or 3.4%, primarily from originations of 1- 4 family real estate loans, 1-4 family equity lending, and a $2.5 million loan to a non-related bank holding company. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1997 and 1996, no loans in the portfolio were held for sale. Deposits decreased $4.5 million, to $121.8 million, or 3.6%, at June 30, 1997 from the amount reported last year.

     MCHI's net income for the year ended June 30, 1997 was $2.4 million, a decrease of $41,000, or 1.7% over the results for the year ended June 30, 1996. Net interest income increased $139,000, or 2.0%, from the previous year, and provision for losses on loans in the amount of $58,000 increasd $24,000 from that recorded in 1996.

     Stock Repurchases. During the year ended June 30, 1997, MCHI repurchased 188,887 shares of common stock in the open market at an average cost of $21.17, or approximately 97.5% of average book value. This repurchase amounted to 9.8% of the outstanding stock. In May, 1997, MCHI authorized another 87,905 shares, or 5% of its outstanding stock, to be repurchased. As of June 30, 1997, no shares had been repurchased. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share.

     Cash Dividends. Since First Federal's conversion in March 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, $.20 per share for each of the fourth four quarters, and $.22 in the most recent quarter ended June 30, 1997.

     Interest Income. MCHI's total interest income for the year ended June 30, 1997 was $13.7 million, which was unchanged from interest income for the year ended June 30, 1996.

     Interest Expense. Total interest expense for the year ended June 30, 1997, was $6.7 million, which was a decrease of $146,000, or 2.1% from interest expense for the year ended June 30, 1996. This decrease resulted principally from a decrease in the cost on interest bearing liabilities from 5.3% to 5.2% while average interest earning liabilities remained relatively unchanged.

     Provision for Losses on Loans. The provision for the year ended June 30, 1997, was 58,000, compared to $34,000 in 1996. The 1997 chargeoffs net of recoveries totaled $35,000, compared to the prior year of $38,000. The ratio of the allowance for loan losses to total loans decreased from 1.38% at June 30, 1996 to 1.35% at June 30, 1997, and the ratio of allowance for loan losses to nonperforming loans increased from 117.07% at June 30, 1996, to 143.98% at June 30, 1997. The 1997 provision was to replenish the allowance for loan losses as a result of chargeoffs and to maintain management's desired reserve ratios. In determining the provision for loan losses for the years ended June 30, 1997 and 1996, MCHI considered past loan experience, changes in the composition of the loan portfolio and the current condition and amount of loans outstanding.

     Other Income. MCHI's other income for the year ended June 30, 1997, totaled $923,000, compared to $247,000 for 1996, an increase of $676,000. This increase was due primarily to a $691,000 increase in life insurance income and death benefits. During the year ended June 30, 1997, the Company received death benefit proceeds from key man life insurance policies in excess of cash surrender value of the policies. This increase was in part offset by increased losses from investment in limited partnerships.

     Other Expenses. MCHI's other expenses for the year ended June 30, 1997, totaled $5.1 million, an increase of $1.3 million, or 36.3%, from the year ended June 30, 1996. This increase is directly attributable to the signing of the Omnibus Appropriations Bill September 30, 1996 which imposed a FDIC special assessment for all institutions with SAIF-insured deposits. SAIF insured institutions, like the Company, are benefiting from a reduction of FDIC premiums which began January 1, 1997 and should have a positive effect on future earnings. In addition, salaries and employee benefits expense increased $468,000, or 12.6%, due to increases in deferred compensation expense and normal increases in employee compensation and related payroll taxes.

     Income Tax Expense. Income tax expense for the year ended June 30, 1997, totaled $400,000, a decrease of $513,000 from the expense recorded in 1996. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $423,000 for the years ended June 30, 1997 and 1996. Additional tax credits are available through the year ended June 30, 1998. During the year ended June 30, 1997, income before income tax decreased, and additional tax free income from an increase in cash value of life insurance and death benefits was recorded. As a result, the effective tax expense for the Company was reduced.

Changes in Financial Position and Results of Operations - Year Ended June 30, 1996, Compared to Year Ended June 30, 1995:

     General. MCHI's total assets were $177.8 million at June 30, 1996, an increase of $5.1 million or 2.9% from June 30, 1995. During 1996, average interest-earnings assets increased $4.6 million, or 2.9%, while average interest-bearing liabilities increased $4.7 million, or 3.8%, compared to June 30, 1995. Cash and cash equivalents and investment securities decreased $2.2 million, or 9.1%, primarily as a result of their use in funding increased loan originations. Net loans increased $6.8 million, or 5.0%, primarily from originations of 1-4 family and multi-family real estate loans. Certain loans originated during the year were sold to other investors. All such loan sales were consummated at the time of origination of the loan, and at June 30, 1996 and 1995, no loans in the portfolio were held for sale. Deposits increased $5.6 million, to $126.3 million, or 4.7%, at June 30, 1996 from the amount reported last year.

     MCHI's net income for the year ended June 30, 1996 was $2.5 million, an increase of $51,000, or 2.1% over the results for the year ended June 30, 1995. Net interest income increased $23,000, or .3%, from the previous year, and provision for losses on loans in the amount of $34,200 decreasd $33,300 from that recorded in 1995.

     Stock Repurchases. During the year ended June 30, 1996, MCHI repurchased 100,658 shares of common stock in the open market at an average cost of $20.53, or approximately 96% of average book value. This repurchase amounted to 5% of the outstanding stock, the maximum amount of stock that could be repurchased prior to March 18, 1996 under Office of Thrift Supervision ("OTS") regulations then in effect, except in special circumstances. This 5% limitation expired on March 18, 1996. In July, 1996, MCHI repurchased another 96,680 shares, or 5%, at an average cost of $20.33, or approximately 95% of book value. These open-market purchases are intended to enhance the book value per share and enhance potential for growth in earnings per share.

     Cash Dividends. Since First Federal's conversion in March 1993, MCHI has paid quarterly dividends in each quarter, amounting to $.125 for each of the first four quarters, $.15 per share for each of the second four quarters, $.18 per share for each of the third four quarters, and $.20 per share in the most recent quarter ended June 30, 1996.

     Interest Income. MCHI's total interest income for the year ended June 30, 1996 was $13.7 million, an increase of $954,000, or 7.5%, from interest income for the year ended June 30, 1995. This increase resulted principally from an increase in the yield on interest earning assets from 7.96% to 8.32% and an increase in average interest earning assets of $4.6 million.

     Interest Expense. Total interest expense for the year ended June 30, 1996, was $6.9 million, which was an increase of $931,000, or 15.7% from interest expense for the year ended June 30, 1995. This increase resulted principally from an increase in the cost on interest bearing liabilities from 4.76% to 5.31% and an increase in average interest earning liabilities of $4.7 million.

     Provision for Losses on Loans. The provision for the year ended June 30, 1996, was $34,200, compared to $67,500 in 1995. The 1996 chargeoffs net of recoveries totaled $38,000, compared to the prior year of $105,000. The ratio of the allowance for loan losses to total loans decreased from 1.45% at June 30, 1995 to 1.38% at June 30, 1996, and the ratio of allowance for loan losses to nonperforming loans increased from 114.87% at June 30, 1995, to 117.07% at June 30, 1996. The 1996 provision was to replenish the allowance for loan losses as a result of chargeoffs and to maintain management's desired reserve ratios. In determining the provision for loan losses for the years ended June 30, 1996 and 1995, MCHI considered past loan experience, changes in the composition of the loan portfolio and the current condition and amount of loans outstanding.

     Other Income. MCHI's other income for the year ended June 30, 1996, totaled $247,000, compared to $213,000 for 1995, an increase of $34,000, or 16.0%. This increase was due in part from increased loan service fees of $12,000.

     Other Expenses. MCHI's other expenses for the year ended June 30, 1996, totaled $3.7 million which was unchanged from the previous year. This represents the third consecutive year where other expenses have remained relatively constant. There were no significant changes in any of the other expense categories.

     Income Tax Expense. Income tax expense for the year ended June 30, 1996, totaled $913,000, a decrease of $3,000 from the expense recorded in 1995. Tax expense on earnings was offset by certain low-income housing tax credits which totaled $423,000 and $406,000 for the years ended June 30, 1996 and 1995. Additional tax credits are available through the year ended June 30, 1998.

Liquidity and Capital Resources

     The Company's primary source of funds is its deposits. To a lesser extent, the Company has also relied upon loan payments and payoffs and Federal Home Loan Bank ("FHLB") advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. First Federal attempts to price its deposits to meet its asset/liability management objectives consistent with local market conditions. First Federal's access to FHLB advances is limited to approximately 62% of First Federal's available collateral. At June 30, 1997, such available collateral totaled $98.0 million. Based on existing FHLB lending policies, the Company could have obtained approximately $53.0 million in additional advances.

     First Federal's deposits have remained relatively stable, averaging between $126 and $121 million, for the three years in the period ended June 30, 1997. The percentage of IRA deposits to total deposits has increased from 21.0% ($25.4 million) at June 30, 1994, to 24.4% ($29.7 million) at June 30, 1997. During the same period, deposits in withdrawable accounts have decreased from 37.2% ($45.0 million) of total deposits at June 30, 1994, to 30.3% ($36.9 million) at June 30, 1997. This change in deposit composition, attributable to the higher interest rates currently paid on longer term certificates, has not had a significant effect on First Federal's liquidity. The impact on results of operations from this change in deposit composition has been a reduction in interest expense on deposits due to a decrease in the average cost of funds. It is estimated that yields and net interest margin would increase in periods of rising interest rates since short-term assets reprice more rapidly than short-term liabilities. In periods of falling interest rates, little change in yields or net interest margin is expected since First Federal has interest rate minimums on a significant portion of its interest-earning assets.

     Federal regulations have historically required First Federal to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows. At June 30, 1997, the requirement was 5.0% subject to reduction for aggregate net withdrawals provided such ratio is not reduced below 4.0%. Liquid assets for purposes of this ratio include cash, cash equivalents consisting of short-term interest earning deposits, certain other time deposits, and other obligations generally having remaining maturities of less than five years. First Federal has historically maintained its liquidity ratio at a level in excess of that required. At June 30, 1997, First Federal's liquidity ratio was 8.8% and has averaged 15.8% over the past three years.

     Liquidity management is both a daily and long-term responsibility of management. First Federal adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) projected loan sales, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and
(v) the objectives of its asset/liability management program. Excess liquidity is invested generally in federal funds and mutual funds investing in government obligations and adjustable-rate or short-term mortgage-related securities. If First Federal requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Indianapolis and collateral eligible for repurchase agreements.

     Cash flows for the Company are of three major types. Cash flows from operating activities consist primarily of net income generated by cash.
Investing activities generate cash flows through the origination, sale and principal collections on loans as well as the purchases and sales of investments. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the three years in the period ended June 30, 1997:

                                                                               Year Ended June 30,
                                                                    -----------------------------------------
                                                                     1997             1996              1995
                                                                    ------           ------           -------
                                                                                 (In Thousands)
Operating activites.........................................        $2,149            $3,232          $ 3,181
                                                                   -------            ------          -------
Investing activities:
     Investment purchases...................................        (6,191)          (11,261)          (2,418)
     Investment maturities..................................        12,242            17,132            6,684
     Net change in loans....................................        (4,687)           (6,918)          (8,419)
     Other investing activities.............................           275                69              183
                                                                   -------            ------          -------
                                                                     1,639              (978)          (3,968)
                                                                   -------            ------          -------
Financing activities:
     Deposit increases (decreases)..........................        (4,490)            5,647             (352)
     Borrowings.............................................         5,000             3,500            5,000
     Payments on borrowings.................................        (3,012)           (4,222)          (1,237)
     Repurchase of common stock.............................        (3,998)           (2,066)          (3,889)
     Dividends paid.........................................        (1,495)           (1,468)          (1,333)
     Other financing activities.............................           309               392               64
                                                                   -------            ------          -------
                                                                    (7,686)            1,783           (1,747)
                                                                   -------            ------          -------
Net change in cash and cash equivalents.....................       $(3,898)           $4,037          $(2,534)
                                                                   =======            ======          =======

     Investing cash flows for the three years ended June 30, 1997 have resulted primarily from investment and loan activities. The Company's cash flows from investments resulted primarily from the purchases and maturities of term federal funds and securities. Loan sales during the periods are predominantly from the origination of commercial real estate loans where the principal balance in excess of the Company's retained amount is sold to a participating financial institution. These investors are obtained prior to the origination of the loan and the sale of participating interests does not result in any gain or loss to the Company.

     The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. First Federal anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At June 30, 1997, First Federal had outstanding commitments to originate loans of $4.7 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1997, totalled $37.1 million. Based upon historical deposit flow data, First Federal's competitive pricing in its market and management's experience, management believes that a significant portion of such deposits will remain with First Federal. At June 30, 1997, the Company had $3.2 million of FHLB advances which mature in one year or less.

     First Federal has entered into agreements with certain officers and directors which provide that, upon their death, their beneficiaries will be entitled to receive certain benefits. These benefits are to be funded primarily by the proceeds of insurance policies owned by First Federal on the lives of the officers and directors. If the insurance companies issuing the policies are not able to perform under the contracts at the dates of death of the officers or directors, there would be an adverse effect on the Company's operating results, financial condition and liquidity. Under currently effective capital regulations, savings associations currently meet a 1.5% tangible capital requirement, a 3.0% leverage ratio (or core capital) requirement and a total risk-based capital to risk-weighted assets ratio of 8.0%. At June 30, 1997, First Federal's tangible capital ratio was 20.6%, its leverage ratio was 20.6% and its risk-based capital to risk-weighted assets ratio was 32.3%. Therefore, First Federal's capital significantly exceeds all of the capital requirements currently in effect.

Impact of Inflation

     The audited consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The primary assets and liabilities of savings institutions such as First Federal are monetary in nature. As a result, interest rates have a more significant impact on First Federal's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structures of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of other expense. Such expense items as employee compensation, employee benefits, and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by First Federal .

New Accounting Pronouncements

     Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are considered secured borrowings.

     A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The transferor has surrendered control over transferred assets only if all of the following conditions are met:

     o The transferred assets have been isolated from the transferor--put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

     o Each transferee obtains the right--free of conditions that constrain it from taking advantage of that right--to pledge or exchange the transferred assets, or the transferee is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the right--free of conditions that constrain them from taking advantage of that right--to pledge or exchange those interests.

     o The transferor does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or an agreement that entitles the transferor to repurchase or redeem transferred assets that are not readily obtainable.

     SFAS No. 125 provides detailed measurement standards for assets and liabilities included in these transactions. It also includes implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

     The Statement supersedes SFAS No. 76, Extinguishment of Debt, and No. 77, Reporting by Transferors for Transfers of Receivables with Recourse, and No. 122, Accounting for Mortgage Servicing Rights and amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, in addition to clarifying or amending a number of other statements and technical bulletins. As issued, Statement No. 125 was effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

     The Financial Accounting Standards Board ("FASB") was made aware that the volume of certain transactions and the related changes to information systems and accounting processes that are necessary to comply with the requirements of SFAS No. 125 would make it extremely difficult, if not impossible, for some affected enterprises to apply the transfer and collateral provisions of SFAS No. 125 to those transactions as soon as January 1, 1997. As a result, SFAS No. 127 defers for one year the effective date (a) of paragraph 15 of Statement No. 125 and (b) for repurchase agreement, dollar-roll, securities lending, and similar transactions, of paragraphs 9-12 and 237(b) of SFAS No. 125.

     SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of No. 125 has been deferred. It also requires that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. All provisions of Statement No. 125 should continue to be applied prospectively, and earlier or retroactive application is not permitted.

     Earnings per Share. SFAS No. 128, Earnings per Share, establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock, as well as any other entity that chooses to present EPS in its financial statements.

     This Statement simplifies the current standards of APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It eliminates the presentation of primary EPS and requires presentation of basic EPS (the principal difference being that common stock equivalents are not considered in the computation of basic EPS). It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the potential common shares were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to that of fully diluted EPS pursuant to Opinion No. 15.

     The Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Statement requires restatement of all prior-period EPS data presented.

     Disclosure of Information about Capital Structure. SFAS No. 129, Disclosure of Information about Capital Structure, continues the current requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion--1966, Opinion No. 15, and SFAS No. 47, Disclosure of Long-Term Obligations. It consolidates specific disclosure requirements from those standards. SFAS No. 129 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods.

     Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     SFAS No. 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This Statement does not apply to nonpublic business enterprises or to not-for-profit organizations.

     SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information  is  available  that is evaluated  regularly by the chief  operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

     This Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. This Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

     SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements
                             June 30, 1997 and 1996

                          Independent Auditor's Report



Board of Directors
Marion Capital Holdings, Inc.
Marion, Indiana


We have audited the consolidated statement of financial condition of Marion Capital Holdings, Inc. and subsidiary corporations as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Marion Capital Holdings, Inc. and subsidiary corporations as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.



GEO. S. OLIVE & CO.  LLC
Indianapolis, Indiana
July 25, 1997

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                  Consolidated Statement of Financial Condition

                                                                                    June 30,
                                                                            1997                  1996
                                                                       -------------         -------------
Assets
     Cash                                                              $   2,328,605         $   2,365,805
     Short term interest bearing deposits                                  1,294,134             5,154,518
                                                                       -------------         -------------
         Total cash and cash equivalents                                   3,622,739             7,520,323
     Investment securities
       Available for sale                                                  2,997,500               999,750
       Held to maturity                                                    4,847,519            13,057,722
                                                                       -------------         -------------
         Total investment securities                                       7,845,019            14,057,472
     Loans                                                               150,062,526           145,173,891
       Allowance for loan losses                                          (2,031,535)           (2,009,250)
                                                                       -------------         -------------
         Net loans                                                       148,030,991           143,164,641
     Foreclosed real estate                                                                        182,959
     Premises and equipment                                                1,520,381             1,446,025
     Federal Home Loan Bank of Indianapolis stock, at cost                 1,047,300               988,400
     Other assets                                                         11,237,279            10,406,755
                                                                       -------------         -------------
         Total assets                                                   $173,303,709          $177,766,575
                                                                        ============          ============

Liabilities
     Deposits                                                           $121,770,013          $126,260,010
     Advances from Federal Home Loan Bank of Indianapolis                  8,228,976             6,241,474
     Other liabilities                                                     4,238,901             3,754,017
                                                                        ------------          ------------
         Total liabilities                                               134,237,890           136,255,501

     Commitments and contingent liabilities

Shareholders' Equity
     Preferred stock
       Authorized and unissued-2,000,000 shares
     Common stock, without par value
       Authorized--5,000,000 shares
       Issued and outstanding--1,768,099
         and 1,933,613 shares                                             10,126,365            13,814,937
     Retained earnings--substantially restricted                          29,074,055            28,128,458
     Net unrealized loss on securities available for sale                     (1,961)                 (119)
     Unearned compensation                                                  (132,640)             (432,202)
                                                                        ------------          ------------
         Total shareholders' equity                                       39,065,819            41,511,074
                                                                        ------------          ------------
         Total liabilities and shareholders' equity                     $173,303,709          $177,766,575
                                                                        ============          ============

See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
                        Consolidated Statement of Income

                                                                                   Year Ended June 30,
                                                                    -----------------------------------------------
                                                                        1997              1996             1995
                                                                     -----------      -----------       -----------
Interest Income
   Loans                                                             $12,862,390      $12,456,465       $11,451,350
   Investment securities                                                 528,070          876,326         1,110,742
   Federal funds sold                                                                                        14,234
   Deposits with financial institutions                                  263,806          333,876           144,344
   Dividend income                                                        78,585           73,341            65,386
                                                                     -----------      -----------       -----------
       Total interest income                                          13,732,851       13,740,008        12,786,056
                                                                     -----------      -----------       -----------
Interest Expense
   Deposits                                                            6,243,723        6,344,259         5,539,915
   Repurchase agreements                                                                   52,159
   Federal Home Loan Bank advances                                       463,288          456,484           381,770
                                                                     -----------      -----------       -----------
       Total interest expense                                          6,707,011        6,852,902         5,921,685
                                                                     -----------      -----------       -----------
Net Interest Income                                                    7,025,840        6,887,106         6,864,371
Provision for losses on loans                                             58,156           34,231            67,500
                                                                     -----------      -----------       -----------
Net Interest Income After Provision for
   Losses on Loans                                                     6,967,684        6,852,875         6,796,871
                                                                     -----------      -----------       -----------
Other Income
   Net loan servicing fees                                                85,837           81,202            68,886
   Annuity and other commissions                                         153,464          146,827           143,986
   Equity in losses of limited partnerships                             (305,000)        (193,139)         (184,582)
   Life insurance income and death benefits                              808,424          116,500           108,000
   Other income                                                          181,261           94,993            76,312
                                                                     -----------      -----------       -----------
       Total other income                                                923,986          246,383           212,602
                                                                     -----------      -----------       -----------
Other Expenses
   Salaries and employee benefits                                      2,880,969        2,412,793         2,447,129
   Net occupancy expenses                                                168,666          153,340           155,997
   Equipment expenses                                                     61,011           59,173            51,294
   Deposit insurance expense                                             996,303          326,871           323,835
   Foreclosed real estate expenses and losses, net                       (21,054)         (12,643)          (98,413)
   Data processing expense                                               147,720          134,247           119,182
   Advertising                                                           153,685          105,060            86,526
   Other expenses                                                        663,794          525,674           577,869
                                                                     -----------      -----------       -----------
     Total other expenses                                              5,051,094        3,704,515         3,663,419
                                                                     -----------      -----------       -----------
Income Before Income Tax                                               2,840,576        3,394,743         3,346,054
   Income tax expense                                                    400,382          913,329           916,106
                                                                     -----------      -----------       -----------
Net Income                                                            $2,440,194      $ 2,481,414       $ 2,429,948
                                                                      ==========      ===========       ===========
Primary and Fully Diluted Net Income Per Share                             $1.30            $1.22             $1.11
                                                                      ==========      ===========       ===========
Average Common and Equivalent Shares Outstanding                       1,871,435        2,033,955         2,186,137
                                                                      ==========      ===========       ===========

See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
            Consolidated Statement of Changes in Shareholders' Equity

                                                                                                          Net
                                                                                                       Unrealized
                                                                                                      Gain (Loss)
                                              Common Stock           Retained        Unearned         on Securities
                                        Shares       Amount          Earnings      Compensation    Available for Sale      Total
                                        ------       ------          --------      ------------    ------------------      -----
Balances, July 1, 1994                 2,194,168    $19,314,526    $26,017,534     $(1,000,760)                         $44,331,300

Net income for 1995                                                  2,429,948                                            2,429,948
Cash dividends ($.63 per share)                                     (1,332,666)                                          (1,332,666)
Cumulative effect of change in
   accounting for securities                                                                             $(58,085)          (58,085)
Net change in unrealized gain (loss)
   on securities available for sale                                                                        48,850            48,850
Repurchase of common stock              (214,249)    (3,888,880)                                                         (3,888,880)
Exercise of stock options                  6,369         63,690                                                              63,690
Amortization of unearned
     compensation expense                                                              269,868                              269,868
                                       ---------    -----------    -----------    ------------           --------       -----------
Balances, June 30, 1995                1,986,288     15,489,336     27,114,816        (730,892)            (9,235)       41,864,025

Net income for 1996                                                  2,481,414                                            2,481,414
Cash dividends ($.74 per share)                                     (1,467,772)                                          (1,467,772)
Net change in unrealized gain (loss)
   on securities available for sale                                                                         9,116             9,116
Repurchase of common stock              (100,658)    (2,066,332)                                                         (2,066,332)
Exercise of stock options                 47,983        301,855                                                             301,855
Amortization of unearned
     compensation expense                                                              298,690                              298,690
Tax benefit of stock  options
     exercised and RRP                                   90,078                                                              90,078
                                       ---------    -----------    -----------    ------------           --------       -----------
Balances, June 30, 1996                1,933,613     13,814,937     28,128,458        (432,202)              (119)       41,511,074

Net income for 1997                                                  2,440,194                                            2,440,194
Cash dividends ($.82 per share)                                     (1,494,597)                                          (1,494,597)
Net change in unrealized gain (loss)
   on securities available for sale                                                                        (1,842)           (1,842)
Repurchase of common stock              (188,887)    (3,998,270)                                                         (3,998,270)
Exercise of stock options                 23,373        176,210                                                             176,210
Amortization of unearned
     compensation expense                                                              299,562                              299,562
Tax benefit of stock options
    exercised and RRP                                   133,488                                                             133,488
                                       ---------    -----------    -----------    ------------           --------       -----------
Balances, June 30, 1997                1,768,099    $10,126,365    $29,074,055    $   (132,640)          $ (1,961)      $39,065,819
                                       =========    ===========    ===========    ============           ========       ===========

See notes to consolidated financial statements.

                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows


                                                                              Year Ended June 30,
                                                                 ---------------------------------------------
                                                                     1997             1996             1995
                                                                  ---------         ---------        ---------
Operating Activities
   Net income                                                    $2,440,194        $2,481,414       $2,429,948
   Adjustments to reconcile net income
     to net cash provided by operating activities
     Provision for loan losses                                       58,156            34,231           67,500
     Adjustment for losses of foreclosed real estate                (31,898)          (19,136)        (140,000)
     Equity in losses of limited partnerships                       305,000           193,139          184,582
     Amortization of net loan origination costs (fees)              (35,966)           10,467          (30,065)
     Depreciation                                                    83,968            77,321           64,706
     Amortization of unearned compensation                          299,562           298,690          269,868
     Deferred income tax benefit                                   (465,185)         (174,865)        (153,390)
     Origination of loans for sale                               (7,208,207)       (5,664,822)      (2,414,254)
     Proceeds from sale of loans                                  7,208,207         5,664,822        2,414,254
     Changes in
       Interest receivable                                         (150,548)          (64,299)         (72,120)
       Interest payable and other liabilities                       484,884           491,704          583,878
       Cash value of life insurance                                (808,424)         (116,500)        (108,000)
       Prepaid expense and other assets                              17,855            73,569           85,752
       Other                                                        (48,177)          (53,686)          (1,202)
                                                                  ---------         ---------        ---------
       Net cash provided by operating activities                  2,149,421         3,232,049        3,181,457
                                                                  ---------         ---------        ---------
Investing Activities
   Purchase of term federal funds                                                                   (2,128,000)
   Proceeds from term federal funds maturities                                                       2,128,000
   Purchase of securities available for sale                     (5,002,125)
   Proceeds from maturities of
     securities available for sale                                3,000,000         2,000,000        2,000,000
   Purchase of securities held to maturity                       (1,000,000)      (10,891,992)
   Proceeds from maturities of securities held to maturity        9,241,819        15,131,842        2,555,938
   Contribution to limited partnership                             (130,000)         (290,000)        (290,000)
   Net changes in loans                                          (4,686,519)       (6,918,405)      (8,418,943)
   Proceeds from real estate owned sales                             30,722            98,850          291,421
   Purchase of FHLB stock                                           (58,900)          (79,300)
   Purchase of premises and equipment                              (158,324)          (29,063)        (106,957)
   Proceeds from life insurance                                   1,261,987
   Premiums paid on life insurance                                 (860,000)
                                                                  ---------         ---------        ---------
     Net cash provided (used) by investing activities             1,638,660          (978,068)      (3,968,541)
                                                                  ---------         ---------        ---------

   (continued)

                  MARION CAPITAL HOLDINGS, INC AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows



                                                                              Year Ended June 30,
                                                                  --------------------------------------------
                                                                    1997             1996              1995
                                                                  ---------         ---------        ---------
Financing Activities
   Net change in
     Interest-bearing demand and savings deposits                (1,461,116)        1,157,963       (7,741,237)
     Certificates of deposit                                     (3,028,881)        4,489,044        7,388,768
   Proceeds from Federal Home Loan Bank advances                  5,000,000         3,500,000        5,000,000
   Repayment of Fedral Home Loan Bank advances                   (3,012,498)       (4,221,678)      (1,236,848)
   Dividends paid                                                (1,494,597)       (1,467,772)      (1,332,666)
   Exercise of stock options                                        309,697           391,933           63,690
   Repurchase of common stock                                    (3,998,270)       (2,066,332)      (3,888,880)
                                                                 ----------         ---------       ----------
     Net cash provided (used) by financing activities            (7,685,665)        1,783,158       (1,747,173)
                                                                 ----------         ---------       ----------
Net Change in Cash and Cash Equivalents                          (3,897,584)        4,037,139       (2,534,257)

Cash and Cash Equivalents, Beginning of Year                      7,520,323         3,483,184        6,017,441
                                                                 ----------         ---------       ----------
Cash and Cash Equivalents, End of Year                           $3,622,739        $7,520,323       $3,483,184
                                                                 ==========        ==========       ==========

Additional Cash Flows and Supplementary Information
   Interest paid                                                 $6,704,766        $6,873,949       $5,875,374
   Income tax paid                                                  676,345           960,958          948,959
   Loan balances transferred to foreclosed real estate              119,002           447,511        2,592,839
   Loans to finance the sale of foreclosed real estate              321,023           415,000        3,442,850


See notes to consolidated financial statements.

                 MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


o    Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Marion Capital Holdings, Inc. ("Company") and its wholly owned subsidiary, First Federal Savings Bank of Marion ("Bank") and the Bank's wholly owned subsidiary, First Marion Service Corporation ("FMSC"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates residential and commercial mortgage and consumer loans and receives deposits from customers located primarily in central Indiana. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. FMSC is engaged in the selling of financial services.

Consolidation--The consolidated financial statements include the accounts of the Company, the Bank and the Bank's subsidiary after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in shareholders' equity.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Foreclosed real estate arises from loan foreclosure or deed in lieu of foreclosure and is carried at the lower of cost or fair value less estimated selling costs. Real estate has not been acquired for development or sale. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property, net of rental and other income are expensed. Realized gains and losses are recorded upon the sale of real estate, with gains deferred and recognized on the installment method for sales not qualifying for the full accrual method.

Allowances for loan and real estate losses are maintained to absorb potential loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and foreclosed real estate outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1997, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. Business tax credits are deducted from federal income tax in the year the credits are used to reduce income taxes payable. The Company files consolidated income tax returns with its subsidiaries.

Primary earnings per share are computed by dividing net income by the weighted average number of common and equivalent shares outstanding during the period. Fully diluted earnings per share are the same as primary earnings per share.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Statement of Financial Accounting Standards No. 128, Earnings Per Share, is effective for the Company for periods ending after December 15, 1997, including interim periods. This Statement eliminates the presentation of primary earnings per share (EPS) currently presented and requires presentation of basic EPS (the principal difference being that common stock equivalents are not considered in the computation of basic EPS). It also requires dual presentation of basic and diluted EPS on the face of the income statement. Diluted EPS reflects the potential dilution that could occur from common stock equivalents, and is computed similarly to that of fully diluted EPS currently presented.

Reclassification of certain amounts in the 1996 and 1995 consolidated financial statements have been made to conform to the 1997 presentation.

o    Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 1997, was $219,000.


o    Investment Securities


                                                                              June 30, 1997
                                                      ------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
                                                        Cost             Gains            Losses            Value
                                                      ---------       ----------        ----------          ------
Available for sale
   Federal agencies                                    $3,001                               $ 3              $2,998

Held to maturity
   U. S. Treasury                                       2,001                                13               1,988
   Federal agencies                                     2,000                                 9               1,991
   State and municipal                                    610                                                   610
   Mortgage-backed securities                             237                                 2                 235
                                                       ------                               ---              ------
     Total held to maturity                             4,848                                24               4,824
                                                       ------                               ---              ------
     Total investment securities                       $7,849                               $27              $7,822
                                                       ======                               ===              ======



                                                                              June 30, 1996
                                                      ------------------------------------------------------------
                                                                         Gross             Gross
                                                      Amortized       Unrealized        Unrealized          Fair
                                                        Cost             Gains            Losses            Value
                                                      ---------       ----------        ----------          ------
Available for sale
     Federal agencies                                 $ 1,000                                               $ 1,000
Held to maturity
     U. S. Treasury                                     3,015                              $ 40               2,975
     Federal agencies                                   6,954             $ 8                45               6,917
     State and municipal                                  610                                 5                 605
     Mortgage-backed securities                         1,491                               102               1,389
     Other                                                988              12                                 1,000
                                                      -------             ---              ----             -------
       Total held to maturity                          13,058              20               192              12,886
                                                      -------             ---              ----             -------
       Total investment securities                    $14,058             $20              $192             $13,886
                                                      =======             ===              ====             =======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   Maturity Distribution at June 30, 1997
                                Available for Sale         Held to Maturity
                               --------------------       --------------------
                               Amortized      Fair        Amortized     Fair
                                 Cost         Value         Cost        Value
                               ---------     ------       ---------     ------
Within one year                 $3,001       $2,998         $1,612      $1,609
One to five years               $3,001       $2,998          2,999       2,980
                                ------       ------         ------      ------
                                 3,001        2,998          4,611       4,589
Mortgage-backed securities                                     237         235
                                ------       ------         ------      ------
         Totals                 $3,001       $2,998         $4,848      $4,824
                                ======       ======         ======      ======



o    Loans

                                                    June 30,
                                           ---------------------------
                                            1997               1996
                                           --------           --------
Real estate mortgage loans
     One-to-four family                    $ 98,393           $ 87,505
     Multi-family                            11,394             15,573
     Commercial real estate                  31,122             36,170
Real estate construction loans                4,699              4,994
Commercial                                    2,525                  7
Consumer loans                                4,833              3,777
                                           --------           --------
       Total loans                          152,966            148,026
Undisbursed portion of loans                 (2,626)            (2,539)
Deferred loan fees                             (277)              (313)
                                           --------           --------
                                           $150,063           $145,174
                                           ========           ========

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                  1997              1996             1995
                                 ------            ------           ------
Allowance for loan losses
   Balances, July 1              $2,009            $2,013           $2,050
   Provision for losses              58                34               68
   Recoveries on loans                                  2               12
   Loans charged off                (35)              (40)            (117)
                                 ------            ------           ------
   Balances, June 30             $2,032            $2,009           $2,013
                                 ======            ======           ======

No loans were considered impaired at June 30, 1997.

Mortgage loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances totaled $6,643,000, $7,825,000 and $7,586,000 at June 30, 1997, 1996 and 1995.

On July 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights. This Statement requires the capitalization of retained mortgage servicing rights on originated or purchased loans. The amount of servicing rights capitalized during the year ended June 30, 1997, was not material.


o    Forclosed Real Estate


                                                             June 30,
                                                               1996
                                                             --------
Real estate acquired in settlement of loans                   $ 199
Allowance for losses                                            (16)
                                                              -----
                                                              $ 183
                                                              =====

                                                      1997       1996      1995
                                                      ----       ----      ----
Allowance for losses on foreclosed real estate
     Balances, July 1                                  $16        $64      $356
     Provision (adjustment) for losses                 (32)       (19)     (140)
     Real estate charged off                           (25)       (49)     (171)
     Recoveries on real estate                          41         20        19
                                                      ----        ---      ----
     Balances, June 30                                $  0        $16      $ 64
                                                      ====        ===      ====

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Premises and Equipment

                                                 June 30,
                                        -------------------------
                                          1997              1996
                                         ------            ------
Land                                    $   632            $  632
Buildings and land improvements           1,458             1,417
Furniture and equipment                     490               467
                                         ------            ------
       Total cost                         2,580             2,516
Accumulated depreciation                 (1,060)           (1,070)
                                         ------            ------
       Net                               $1,520            $1,446
                                         ======            ======

o    Other Assets and Other Liabilities
                                                              June 30,
                                                     ---------------------------
                                                       1997              1996
                                                      -------           -------
Other assets
     Interest receivable
       Investment securities                         $    129         $     159
       Loans                                              664               483
     Cash value of life insurance                       5,994             5,588
     Deferred income tax asset                          2,786             2,320
     Investment in limited partnership                  1,449             1,624
     Prepaid expenses and other                           215               233
                                                      -------           -------
         Total                                        $11,237           $10,407
                                                      =======           =======

Other liabilities
     Interest payable
       Deposits                                      $     97          $     99
       Other borrowings                                    21                17
     Deferred compensation and fees payable             2,488             2,072
     Deferred gain on sale of real estate owned           346               353
     Advances by borrowers for taxes and insurance        224               392
     Other                                              1,063               821
                                                      -------           -------
         Total                                         $4,239            $3,754
                                                      =======           =======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Investment in Limited Partnership

Included in other assets is an investment of $1,448,869 and $1,623,869 at June 30, 1997 and 1996 representing 99 percent equity in a limited partnership organized to build, own and operate an apartment complex. The Bank records its equity in the net income or loss of the partnership. In 1997, the Bank also recorded an additional loss of $170,000 for adjustments made to partners' equity. Certain fees to the general partner not recorded or estimable to date by the partnership under provisions of the partnership agreement could adversely affect future operating results when accrued or paid. In addition to recording its equity in the losses of the partnership, the Bank has recorded the benefit of low income housing tax credits of $405,000 for 1997, 1996 and 1995. Condensed financial statements of the partnership are as follows:


                                                              June 30,
                                                  -----------------------------
                                                      1997              1996
                                                     ------            ------
                                                            (Unaudited)
Condensed statement of financial condition
   Assets
     Cash                                          $     72           $   306
     Land and property                                3,764             3,711
     Other assets                                       527               987
                                                     ------            ------
       Total assets                                  $4,363            $5,004
                                                     ------            ------
   Liabilities
     Notes payable                                   $3,153            $3,289
     Other liabilities                                  113                61
                                                     ------            ------
       Total liabilities                              3,266             3,350

   Partners' equity, net of general partner's
     withdrawals of $385 for 1997                     1,097             1,654
                                                     ------            ------
       Total liabilities and partners' equity        $4,363            $5,004
                                                     ======            ======


                                               Year Ended June 30,
                                    ------------------------------------------
                                      1997              1996             1995
                                     -----             -----            -----
                                                   (Unaudited)
Condensed statement of operations
     Total revenue                    $670             $ 648            $ 662
     Total expense                     805               808              862
                                     -----             -----            -----
         Net loss                    $(135)            $(160)           $(200)
                                     =====             =====            =====

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Deposits

                                                            June 30,
                                                 --------------------------
                                                   1997              1996
                                                 --------          --------
Interest-bearing demand                          $ 21,230          $ 20,803
Savings                                            15,683            17,572
Certificates and other time
     deposits of $100,000 or more                  11,709            11,761
Other certificates and time deposits               73,148            76,124
                                                 --------          --------
       Total deposits                            $121,770          $126,260
                                                 ========          ========

Certificates maturing in years ending June 30:

1998                                              $37,091
1999                                               17,961
2000                                               19,962
2001                                                6,623
2002                                                2,216
Thereafter                                          1,004
                                                  -------
                                                  $84,857
                                                  =======


o    Federal Home Loan Bank Advances

                                                              June 30,
                                                                 1997
                                                         ---------------------
                                                                     Weighted
                                                                      Average
                                                          Amount       Rate
                                                          ------     ---------
Advances from FHLB Maturities in years ending June 30:
  1998                                                    $3,201        6.07%
  1999                                                     1,190        5.74
  2000                                                       481        6.57
  2001                                                       383        5.09
  2002                                                     2,506        6.27
  Thereafter                                                 468        7.33
                                                          ------
                                                          $8,229        6.14%
                                                          ======

The FHLB advances are secured by first mortgage loans and investment securities totaling 98,034,000. Advances are subject to restrictions or penalties in the event of prepayment.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Income Tax

                                              Year Ended June 30,
                                    ---------------------------------------
                                    1997              1996             1995
                                    ----              ----             ----
Currently payable
     Federal                        $630              $765             $706
     State                           235               323              363
Deferred
     Federal                        (418)             (144)            (100)
     State                           (47)              (31)             (53)
                                    ----              ----             ----
       Total income tax expense     $400              $913             $916
                                    ====              ====             ====



                                                                                 Year Ended June 30,
                                                                     -------------------------------------------
                                                                       1997              1996             1995
                                                                       ----              ----             ----

Reconciliation of federal statutory to actual tax expense
     Federal statutory income tax at 34%                               $966            $1,154           $1,138
     Increase in cash value of life insurance and death benefits       (257)              (40)             (37)
     Effect of state income taxes                                       124               193              205
     Business income tax credits                                       (423)             (423)            (406)
     Other                                                              (10)               29               16
                                                                       ----           -------           ------
         Actual tax expense                                            $400           $   913           $  916
                                                                       ====           =======           ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


A cumulative deferred tax asset of $2,786,000 and $2,320,000 is included in other assets. The components of the asset are as follows:



                                                                                          June 30,
                                                                                    1997              1996
                                                                                  ------            ------

Differences in accounting for loan losses                                        $   990           $   987
Deferred compensation                                                              1,057               880
Deferred loan fees                                                                    69               127
Business income tax credits                                                          553               309
Deferred state income taxes                                                         (164)             (149)
Differences in accounting for pensions and other employee benefits                   255               182
Differences in accounting for securities available for sale                            1
FHLB of Indianapolis stock dividend                                                  (49)              (49)
Other                                                                                 74                33
                                                                                  ------            ------
                                                                                  $2,786            $2,320
                                                                                  ======            ======
Assets                                                                            $2,999            $2,518
Liabilities                                                                         (213)             (198)
                                                                                  ------            ------
                                                                                  $2,786            $2,320
                                                                                  ======            ======


No valuation allowance was considered necessary at June 30, 1997 and 1996.

At June 30, 1997, the Company had an unused business income tax credit carryforward of $553,000. Credits of $423,000 expire in 2012 and $130,000 expire in 2011.

Retained earnings include approximately $8,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1997, the unrecorded deferred income tax liability on the above amount was approximately $3,300,000.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

o    Restriction on Dividends

The Company is not subject to any regulatory restrictions on the payment of dividends to its shareholders. The Office of Thrift Supervision ("OTS") regulations provide that a savings association which meets fully phased-in capital requirements (those in effect on December 31, 1994) and is subject only to "normal supervision" may pay out, as a dividend, 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval.

At the time of the Bank's conversion to a stock savings bank, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $24,100,000.

At June 30, 1997, total shareholder's equity of the Bank was $34,964,000, of which a minimum of $10,864,000 was available for the payment of dividends.


o    Stock Transactions

The Company's Board of Directors has approved periodically the repurchase of up to 5 percent of the Company's outstanding shares of common stock. Such purchases were made subject to market conditions in open market or block transactions. During the years ended June 30, 1997, 1996 and 1995, the Company had repurchased 188,887, 100,658 and 214,249 of its outstanding shares.


o    Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


At June 30, 1997, the Bank believes that it meets all capital adequacy requirements to which it is subject and the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Bank's actual and required capital amounts and ratios are as follows:


                                                            June 30, 1997
                             ----------------------------------------------------------------------------
                                                               Required
                                                             for Adequate                  To Be Well
                                   Actual                      Capital 1                  Capitalized 1
                             Amount        Ratio          Amount        Ratio          Amount      Ratio
                             ------        -----          ------        -----          ------      -----
Total risk-based capital 1
   (to risk-weighted
   assets)                   $36,341        32.3%         $9,014         8.0%          $11,267        10.0%
Core capital 1
   (to adjusted tangible
   assets)                    34,925        20.6%          5,096         3.0%           10,193         6.0%
Core capital 1
   (to adjusted total assets) 34,925        20.6%          5,096         3.0%            8,494         5.0%

- --------
1 As defined by the regulatory agencies

The Bank's tangible capital at June 30, 1997 was $34,925, which amount was 20.6 percent of tangible assets and exceeded the required ratio of 1.5 percent.

o    Benefit Plans

The Bank provides pension benefits for substantially all of the Bank's employees and is a participant in a pension fund known as the Pentegra Group (formerly known as the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. A supplemental plan provides for additional benefits for certain employees. Pension expense was $174,611, $211,123, and $108,417 for 1997, 1996 and 1995.

The Bank contributes up to 3 percent of employees' salaries for those participating in a thrift plan. The Bank's contribution was $25,400, $23,300, and $20,600 for 1997, 1996 and 1995.

The Bank has purchased life insurance on certain officers and directors, which insurance had an approximate cash value of $5,994,000 and $5,588,000 at June 30, 1997 and 1996. The Bank has also approved arrangements that provide retirement and death benefits to those officers and directors covered by the keyman policies. The benefits to be paid will be funded primarily by the keyman policies and are being accrued over the period of active service to eligibility dates. The accrual of benefits totaled $625,000, $277,000, and $447,000 for 1997, 1996 and 1995.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Bank's Board of Directors has established Recognition and Retention Plans and Trusts ("RRP"). The Bank contributed $1,349,340 to the RRPs for the purchase of 96,600 shares of Company common stock, and in March, 1993, awards of grants for these shares were issued to various directors, officers and employees of the Bank. These awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing March, 1994. The unearned portion of these stock awards is presented as a reduction of shareholders' equity.

o    Stock Option Plan

Under the Company's stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants stock option awards to directors, selected executives and other key employees. Stock option awards vest and become fully exercisable at the end of 6 months of continued employment. The incentive stock option exercise price will not be less than the fair market value of the common stock (or 85 percent of the fair market value of common stock for non-qualified options) on the date of the grant of the option. The date on which the options are first exercisable is determined by the Board of Directors, and the terms of the stock options will not exceed ten years from the date of grant. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

SFAS No. 123, Stock-Based Compensation, is effective for the Company for the year ended June 30, 1997. This Statement establishes a fair value based method of accounting for stock-based compensation plans. Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                  June 30,
                                                                    1997
                                                                 ----------
Risk-free interest rates                                             6.4%
Dividend yields                                                      3.9
Expected volatility factor of market price of common stock          11.0
Weighted-average expected life of the options                    7 years

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement are as follows:

                                                      June 30,
                                                        1997
                                          -----------------------------
Net income                                As reported            $2,440
                                          Pro forma               2,389
Primary earnings per share                As reported              1.30
                                          Pro forma                1.28
Fully diluted earnings per share          As reported              1.30
                                          Pro forma                1.27

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1997, 1996 and 1995.

                                                              Year Ended June 30,
                                        1997                         1996                       1995
                                               Weighted-                    Weighted-                   Weighted-
                                                Average                      Average                     Average
    Options                        Shares   Exercise Price     Shares    Exercise Price     Shares   Exercise Price
Outstanding, beginning of year     106,790       $10.00         171,969      $10.00         178,338      $10.00
Granted                             20,166        20.25
Exercised                          (27,862)       10.00         (65,179)      10.00          (6,369)      10.00
                                    ------                      -------                     -------
Outstanding, end of year            99,094        12.09         106,790       10.00         171,969       10.00
                                    ======                      =======                     =======
Options exercisable at year end     99,094                      106,790                     171,969

Weighted-average fair value of
   options granted during the year              $  3.14

As of June 30, 1997, options outstanding totaling 78,928 have an exercise price of $10 and a weighted-average remaining contractual life of 5.7 years, and options outstanding totaling 20,166 have an exercise price of $20.25 and a weighted-average remaining contractual life of 9.2 years.

For the years ended June 30, 1997 and 1996, 4,489 and 17,196 shares were tendered as partial payment for options exercised. At June 30, 1997, 28,133 shares were available for grant.

o    Postretirement Plan

The Bank sponsors a defined benefit postretirement plan that covers both salaried and nonsalaried employees. The plan provides postretirement health care coverage to eligible retirees. An eligible retiree is an employee who retires from the Bank on or after attaining age 65 and who has rendered at least 15 years of service.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)



The Bank continues to fund benefit costs on a pay-as-you-go basis, and, for 1997, 1996 and 1995, the Bank made benefit payments totaling $5,619, $3,842 and $2,986. The following table sets forth the plan's funded status, and amounts recognized in the consolidated statement of financial condition:


                                                               June 30,
                                                       -------------------------
                                                         1997              1996
                                                       -------            ------
Accumulated postretirement benefit obligation
     Retirees                                             $62              $100
     Other active plan participants                        91                80
                                                         ----              ----
Accumulated postretirement benefit obligation             153               180
Unrecognized net gain from past experience
   different from that assumed
   and from changes in assumptions                        127                84
                                                         ----              ----
Accrued postretirement benefit cost                      $280              $264
                                                         ====              ====


                                                            June 30,
                                                    ------------------------
                                                     1997      1996     1995
                                                     ----      ----     ----
Net periodic postretirement cost
included the following
   components
   Service cost--benefits attributed to service
     during the period                                $15       $13      $21
   Interest cost on accumulated postretirement
     benefit obligation                                14        12       16
   Net amortization and deferral                       (8)       (9)
                                                      ---       ---      ---
Net periodic postretirement benefit cost              $21       $16      $37
                                                      ===       ===      ===

At June 30, 1997 and 1996, there were no plan assets. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 12 percent in 1997, gradually declining to 6 percent in the year 2012. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent.

If the health care cost trend rate assumptions were increased by 1 percent, the accumulated postretirement benefit obligation as of June 30, 1997 would have increased by 15 percent. The effect of this change on the sum of the service cost and interest would be an increase of 18 percent.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                         1997     1996
                                                        ------   ------
   Mortgage loan commitments at variable rates          $4,734   $3,211
   Consumer and commercial loan commitments              2,564    1,365
   Standby letters of credit                             3,239    3,239

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of the customer to a third party.

A significant portion of the Bank's loan portfolio consists of commercial real estate loans, including loans secured by nursing homes. These commercial real estate loans, totaling $31,122,000 and $36,170,000 at June 30, 1997 and 1996,
have a significantly higher degree of credit risk than residential mortgage loans. Loan payments on the nursing home loans are often dependent on the operation of the collateral, and risks inherent in the nursing home industry include licensure and certification laws and changes affecting payments from third party payors.

The Company and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available, it is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest    Receivable/Payable--The    fair    values   of   accrued    interest
receivable/payable approximates carrying values.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Advances by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

The estimated fair values of the Company's financial instruments are as follows:

                                               1997                          1996
                                      -----------------------       -------------------------
                                      Carrying         Fair         Carrying          Fair
                                       Amount          Value         Amount           Value
Assets                                --------        -------       ---------        --------
   Cash and cash equivalents            $3,623         $3,623         $7,520           $7,520
   Securities available for sale         2,998          2,998          1,000            1,000
   Securities held to maturity           4,848          4,824         13,058           12,886
   Loans, net                          148,031        150,524        143,165          145,788
   Interest receivable                     793            793            642              642
   Stock in FHLB                         1,047          1,047            988              988

Liabilities
   Deposits                            121,770        121,773        126,260          127,210
   FHLB advances                         8,229          8,089          6,241            6,261
   Interest payable                        118            118            116              116
   Advances by borrowers for
      taxes and insurance                  224            224            392              392

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


o    Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

                                                               June 30,
                                                        ----------------------
                                                           1997         1996
                                                        ---------     --------
Assets
   Cash and cash equivalents                            $     591     $  3,048
   Investment securities held to maturity                                2,978
   Loans                                                    3,500
   Investment in subsidiary                                34,963       35,519
   Other assets                                                63            5
                                                          -------      -------
         Total assets                                     $39,117      $41,550
                                                          =======      =======

Liabilities                                             $      51      $    39

Shareholders' Equity                                       39,066       41,511
                                                          -------      -------
         Total liabilities and shareholders' equity       $39,117      $41,550
                                                          =======      =======


                          Condensed Statement of Income

                                                   Year Ended June 30,
                                            --------------------------------
                                             1997          1996        1995
                                            ------        ------      ------
Income
   Dividends from Bank                      $3,250        $8,600      $2,000
   Other                                       300           120          96
Expenses                                       114            85         132
                                            ------        ------      ------
Income before income tax and
     equity in undistributed
     income of subsidiary                    3,436         8,635       1,964
     Income tax expense (benefit)               74            14         (14)
                                            ------        ------      ------
Income before equity in undistributed
   income of subsidiary                      3,362         8,621       1,978
   Equity in undistributed
     (distribution in excess of)
     income of subsidiary                     (922)       (6,140)        452
                                            ------        ------      ------
Net Income                                  $2,440        $2,481      $2,430
                                            ======        ======      ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                        Condensed Statement of Cash Flows


                                                                                 Year Ended June 30,
                                                                    -------------------------------------------
                                                                      1997              1996             1995
                                                                    -------            ------           ------
Operating Activities
   Net income                                                        $2,440            $2,481           $2,430
   Adjustments to reconcile net income to net cash provided
       by operating activities                                          786             6,057             (434)
                                                                    -------            ------           ------
         Net cash provided by operating activities                    3,226             8,538            1,996
                                                                    -------            ------           ------
Investing Activities
   Purchase of securities held to maturity                                             (5,951)
   Proceeds from maturities of securities held to maturity            3,000             3,000
   Net change in loans                                               (3,500)
                                                                    -------            ------
         Net cash used by investing activities                         (500)           (2,951)
                                                                    -------            ------
Financing Activities
   Exercise of stock options                                            310               392               64
   Cash dividends                                                    (1,495)           (1,468)          (1,333)
   Repurchase of common stock                                        (3,998)           (2,066)          (3,889)
                                                                    -------            ------           ------
         Net cash used by financing activities                       (5,183)           (3,142)          (5,158)
                                                                    -------            ------           ------
Net Change in Cash and Cash Equivalents                              (2,457)            2,445           (3,162)
                                                                    -------            ------           ------
Cash and Cash Equivalents at Beginning of Year                        3,048               603            3,765
                                                                    -------            ------           ------
Cash and Cash Equivalents at End of Year                            $   591            $3,048           $  603
                                                                    =======            ======           ======

MARION CAPITAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

o    Quarterly Results (Unaudited)


                                                         Year Ended June 30, 1997
                                                ------------------------------------------------
                                                  June         March      December     September
                                                  1997         1997         1996         1996
                                                 ------       -------     --------     ---------
   Interest income                               $3,416       $3,455       $3,431        $3,431
   Interest expense                               1,652        1,658        1,683         1,714
                                                  -----       ------       ------        ------
   Net interest income                            1,764        1,797        1,748         1,717
   Provision for losses on loans                     11           37            6             4
                                                  -----       ------       ------        ------
   Net interest income after
     provisions for losses on loans               1,753        1,760        1,742         1,713
   Other income                                     258          346          113           206
   Other expenses                                 1,099          985          956         2,011
                                                  -----       ------       ------        ------
   Income (loss) before income tax                  912        1,121          899           (92)
   Income tax expense (benefit)                     166          218          236          (220)
                                                  -----       ------       ------        ------
   Net Income                                     $ 746       $  903       $  663        $  128
                                                  =====       ======       ======        ======

   Per share
     Net income                                    $.40         $.48         $.35          $.07
     Dividends                                     $.22         $.20         $.20          $.20


Life insurance income and death benefits of $180,000, $35,000, $325,000 and $268,000 for the first through fourth quarters of 1997 have been reclassified from other expenses to other income. Amounts for 1996 of $27,000, $28,000, $30,000 and $32,000 have also been reclassified.



                                                                              Year Ended June 30, 1996
                                                                    -----------------------------------------------
                                                                     June         March      December     September
                                                                     1996         1996         1995         1995
                                                                    ------       ------      --------     ---------
   Interest income                                                  $3,416       $3,442       $3,465        $3,417
   Interest expense                                                  1,706        1,714        1,721         1,712
                                                                    ------       ------       ------        ------
   Net interest income                                               1,710        1,728        1,744         1,705
   Provision for losses on loans                                        10                        24
                                                                    ------       ------       ------        ------
   Net interest income after provisions for losses on loans          1,700        1,728        1,720         1,705
   Other income                                                         55           53           53            85
   Other expenses                                                      903          957          902           943
                                                                    ------       ------       ------        ------
   Income before income tax                                            852          824          871           847
   Income tax expense                                                  223          216          233           241
                                                                    ------       ------       ------        ------
   Net Income                                                       $  629       $  608       $  638        $  606
                                                                    ======       ======       ======        ======

   Per share
     Net income                                                       $.33         $.29         $.31          $.29
     Dividends                                                        $.20         $.18         $.18          $.18


                               BOARD OF DIRECTORS

John M. Dalton                      Steven L. Banks                    Jack O. Murrell
President                           Executive Vice President           Retired, Murrell and Keal
Chairman of the Board

Jerry D. McVicker                   W. Gordon Coryea                   George L. Thomas
Director of Operations              Attorney                           Retired, Foster-Forbes
Marion Community Schools

Jon R. Marler
Sr. Vice President
Ralph M. Williams & Associates


                    OFFICERS OF MARION CAPITAL HOLDINGS, INC.

     John M. Dalton                             Steven L. Banks
     President                                  Executive Vice President

     Larry G. Phillips                          Jackie Noble
     Sr. Vice President and                     Assistant Secretary and
     Secretary-Treasurer                        Assistant Treasurer

     Tim D. Canode
     Vice President


                OFFICERS OF FIRST FEDERAL SAVINGS BANK OF MARION

John M. Dalton             Larry G. Phillips           Steven L. Banks
President                  Sr. Vice President and      Executive Vice President
                           Secretary-Treasurer

Stephen A. Smithley        James E. Adkins             Charles N. Sponhauer
Vice President             Vice President              Vice President

Jackie Noble               Chris Bradford              Kathy Kuntz
Assistant Secretary and    Assistant Vice President    Assistant Secretary
Assistant Treasurer

Tim D. Canode              Randy J. Sizemore
Vice President             Assistant Treasurer

                             DIRECTORS AND OFFICERS

     Robert D. Burchard (age 66) was a Director of Marion Capital Holdings, Inc. and served as President of Marion Capital Holdings, Inc. from its formation until his death in June 1997. Mr. Burchard also served as President of First Federal from 1983 until 1996, President of First Marion Service Corporation in 1996, and became Chairman of the Boards of Marion Captial Holdings, Inc. and First Federal in 1996.

     W. Gordon Coryea (age 72) is a Director of Marion Capital Holdings, Inc. He is also an attorney at law based in Marion, Indiana, and has served as attorney for First Federal since 1965.

     John M. Dalton (age 63) is a Director of Marion Capital Holdings, Inc. and has served as its President since 1996. Prior to that, he served as Marion
Capital Holdings, Inc.'s Executive Vice President. He has also served as President of First Federal since 1996 and as President of First Marion Service Corporation since 1997. Mr. Dalton was the Executive Vice President of First Federal from 1983 to 1996. He became Chairman of the Boards of Marion Capital Holdings, Inc. and First Federal in 1997.

     Jack O. Murrell (age 74) is a Director of Marion Capital Holdings, Inc. He had also served as President of Murrell and Keal, Inc. since 1958 (a retailer located in Marion, Indiana).

     George L. Thomas (age 80) is a Director of Marion Capital Holdings, Inc. He also served as Chairman of Foster-Forbes Glass Co., a division of the National Can Corporation, located in Marion, Indiana until his retirement in 1984.

     Steven L. Banks (age 47) is a Director of Marion Capital Holdings, Inc. and has served as its Executive Vice President since 1996. He has also served as Executive Vice President of First Federal since 1996 and as Executive Vice President of First Marion Service Corporation since 1997.

     Jerry D. McVicker (age 52) is a Director of Marion Capital Holdings, Inc. He also currently serves as Director of Operations for Marion Community Schools.

     Jon R. Marler (age 47) is Senior Vice President of Ralph M. Williams and Associates. On July 21, 1997, he assumed the duties of Director of Marion Capital Holdings, Inc. and First Federal.

     Larry G. Phillips (age 48) is Sr. Vice President, Secretary and Treasurer of Marion Capital Holdings, Inc. He has also served as Sr. Vice President and Treasurer of First Federal since 1996, as Secretary of First Federal since 1989, and as Secretary and Treasurer of First Marion since 1989. Mr. Phillips was Vice President and Treasurer of First Federal from 1983 to 1996.

     Tim D. Canode (age 52) has served as Vice President of Marion Capital Holdings, Inc. since 1996 and as Vice President of First Federal since 1983 and as Assistant Vice President of First Marion since 1983.

     Jacquelin Ann Noble (age 56) is Assistant Secretary and Assistant Treasurer of Marion Capital Holdings, Inc. She has served as Assistant Secretary and Assistant Treasurer of First Federal since 1967. She has also served as Assistant Secretary and Assistant Treasurer of First Marion since 1971.

                             SHAREHOLDER INFORMATION

Market Information

     The common stock of Marion Capital Holdings, Inc. is traded on the National Association of Securities Dealers Automated Quotation System, National Market System, under the symbol "MARN," and is listed in the Wall Street Journal under the abbreviation "MarionCap." As of June 30, 1997, there were approximately 442 shareholders of record and MCHI estimates that, as of that date, there were an additional 1,100 in "street" name. The following table sets forth market price information for MCHI's common stock for the periods indicated.

Fiscal Quarter Ended         High          Low         Dividend Per Share

September 30, 1995         $20.625       $18.500              $.18
December 31, 1995           20.625        19.250               .18
March 31, 1996              20.750        19.250               .18
June 30, 1996               21.000        19.750               .20
September 30, 1996          21.000        20.000               .20
December 31, 1996           21.500        19.250               .20
March 31, 1997              22.000        19.250               .20
June 30, 1997               23.250        22.500               .22


Transfer Agent and Registrar                General Counsel

     Fifth Third Bank                       Barnes & Thornburg
     38 Fountain Square                     11 South Meridian Street
     Cincinnati, Ohio 45263                 Indianapolis, Indiana  46204

Shareholders and General Inquiries

     MCHI is required to file an Annual Report on Form 10-K for its fiscal year ended June 30, 1997 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     Larry Phillips
     Sr. Vice President, Secretary and Treasurer
     Marion Capital Holdings, Inc.
     100 West Third Street
     Marion, Indiana 46952

Office Location                                    Branch Location

     100 West Third Street                          1045 South 13th Street
     Marion, Indiana 46952                          Decatur, Indiana 46733
     Telephone: (765) 664-0556                      Telephone: (219) 728-2106